LEASE AGREEMENT

This Agreement of Lease, made and entered into this 1st day of October 2006, to be effective as of the 1st day of January 2007, by and between **Russell A. Haehn d/b/a Marck's Real Estate, a sole proprietorship**, with offices located at 4308 Leffingwell Road, Canfield, Ohio 44406 (herein the "Lessor"), and **W.W. Cycles, Inc., an Ohio Corporation**, with its principal place of business located at 13134 State Route 62, Salem, Ohio 44460 (herein the "Lessee").

WITNESSETH:

1. **Demised Premises.** Lessor, for and in consideration of the payment of the Rent and the performance by the Lessee of the covenants and agreements hereinafter set forth, does hereby demise and lease unto Lessee, and Lessee does hereby accept from Lessor the land, buildings, and improvements located and to be located on the parcels of land set forth and described on Exhibit "A" attached hereto, situated in the Township of Goshen, County of Mahoning, and State of Ohio, and known for street numbering purposes as being 13134 State Route 62, Salem, Ohio 44460 (herein the "Demised Premises"). Said Demised Premises are subject to such liens, conditions, restrictions, easements, and encumbrances as are a matter of public record as of the date hereof and further subject to all legal highways and zoning restrictions.

2. **Use.** Lessee covenants that it shall use the Demised Premises for the sale and servicing of motorcycles, motorcycle parts, and motorcycle accessories. Lessee further covenants that it shall use the Demised Premises in a careful, safe, sanitary, and proper manner. Lessee shall, during the term of this Lease, at its sole cost and expense, promptly comply with all laws, ordinances, orders, rules, regulations, and requirements of all federal, state, and municipal governmental agencies, and all orders, rules, and regulations of the cognizant Board of Fire Underwriters or any other body hereafter exercising similar functions, which may be applicable to the Demised Premises, and to the use, manner of use, or occupancy thereof.

3. **Term and Renewals.** The term of this Lease shall be for an initial period of ten (10) years (the "Initial Term"), commencing on the 1st day of January 2007 (the "Commencement Date"), and expiring on the 31st day of December 2016, unless sooner terminated as provided herein. The Initial Term and Renewal Terms (as hereinafter defined) are hereinafter referred to as the "Term."

So long as Lessee is not in default hereunder, Lessee shall have the right to renew the Lease for two (2) consecutive terms of five (5) years each (each a "Renewal Term") upon the same terms and conditions contained herein except for the rent, which shall be renegotiated between the parties. Lessee shall exercise its option to renew by giving written notice thereof to Lessor at least six (6) months, and not more than one (1) year, before the expiration of the then current Term.

4. **Rent**. During the Initial Term of this Lease, Lessee shall pay to Lessor as rent for the Demised Premises the sum of TWO HUNDRED SEVENTY THOUSAND DOLLARS ($288,000.00) per lease year, payable in advance monthly installments of TWENTY-TWO THOUSAND FIVE HUNDRED DOLLARS ($24,000.00) each, payable on or before the 10th day of each month. For purposes of this Lease, a "Lease Year" shall be defined as a period of twelve (12) consecutive months commencing on January 1st. It is the purpose and intent of Lessor and Lessee that the annual rent shall be absolutely net to Lessor, so that this Lease shall yield, net to Lessor, the annual rent specified in this paragraph in each month during the Term.

Rent for the Renewal Terms shall be renegotiated by the parties prior to the commencement of each Renewal Tem.

5. **Utilities**. Lessee shall pay all charges for gas, electricity, refuse removal, water, sewer, septic, telephone service, or such other utilities, plus any taxes assessed thereon, consumed in the Demised Premises during the Term of this Lease, as the same shall become due and payable.

6. **Personal Property Taxes**. Lessee agrees to pay, when due, all taxes assessed against Lessee's personal property located in the Demised Premises.

7. **Real Estate Taxes**. Lessee shall pay and discharge, before any fine, penalty, interest, or cost may be added thereto for the nonpayment thereof, all taxes, assessments, and other governmental charges of any kind or nature whatsoever, general and special, ordinary and extraordinary, foreseen and unforeseen, which at any time during the Term of this Lease may be assessed, levied, confirmed, or imposed upon, or become a lien on the Demised Premises or any appurtenance thereto, and any use or occupation of the Demised Premises; provided, however, that when a part of a fiscal period of any tax is included within the Term of this Lease, and a part thereof is included in a period of time before the beginning of, or after the termination of this Lease, the amount of any tax, assessment, or governmental charge relating to such fiscal period shall be adjusted between Lessor and Lessee as of the date of the beginning of the Lease or of such termination, as the case may be.

Lessee shall have the right, before any tax, assessment, or other governmental charge required to be paid pursuant to this Lease by Lessee shall become delinquent, to contest or review by appropriate administrative or legal proceedings, diligently conducted ion good faith, in the name of Lessee or Lessor, or both, at Lessee's sole cost and expense, the amount or validity thereof and the validity of any legislative or administrative action or rule requiring the payment thereof.

8. **Maintenance and Repair**. During the Term of this Lease, at its sole cost and expense, Lessee shall maintain the Demised Premises, both interior and exterior, and every part thereof, and make repairs thereto and replacements thereof, including the roof, all utility systems, and all structural components, so that the Demised Premises shall continue in the same good repair and operating condition as at the beginning of the Term of this Lease.

All repairs and replacements shall be according to standards and methods which, in the reasonable opinion of the Lessor, are appropriate for property of similar construction and class. Lessor shall not be obligated to make any repairs, replacements, or renewals of any kind, nature, or description to the Demised Premises.

9. **Alterations or Remodeling.** Lessee shall have the right, at its own cost and expense, to erect, install, maintain, and operate on the Demised Premises such equipment, fixtures, alterations, and remodeling as Lessee may deem advisable as long as the alterations and remodeling are done in a good and workmanlike manner and in compliance with the law.

10. **General Liability Insurance.** Lessee, at all times during the Term of this Lease, shall procure and maintain in full force and effect, general public liability insurance, insuring the Lessee against any and all claims, actions, causes of action, costs, and expenses for or on account of any injury to or the death of any person or persons, or for or on account of any loss of, damage to, or destruction of any property, caused by or resulting from any act or omission occurring on or about the Demised Premises or growing out of Lessee's use and occupancy of said Demised Premises, with combined single limit coverage of not less than TWO MILLION DOLLARS ($2,000,000.00) and not less than TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) for property damage. Such insurance shall be written with a company authorized to engage in the business of general liability insurance in the State of Ohio and shall name Lessor as an additional insured thereunder. Said insurance shall provide that it may not be canceled without the Lessor being given at least thirty (30) days prior written notice by the insurance company. Lessee shall provide Lessor with current certificates of insurance and shall also provide Lessor with paid receipts or other evidence satisfactory to Lessor indicating payment of the premium for said insurance policy or policies at least thirty (30) days prior to the expiration of the policy or policies of insurance. At the request of the Lessor, Lessee shall also have named as additional insureds and/or lender loss payees on all such policies of public liability insurance all financial institutions and lenders that may have an interest in the Demised Premises.

11. **Indemnification.** Lessee covenants and agrees that it will protect and save and keep the Lessor forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any law or ordinance, whether occasioned by the neglect of Lessee or those holding under Lessee, and that Lessee will at all times protect, indemnify, and save and keep harmless the Lessor against and from all claims, losses, costs, damages, or expenses arising out of or from any accident or other occurrence on or about the Demised Premises causing injury to any person or property, whomsoever or whatsoever, and will protect, indemnify, and save and keep harmless the Lessor from and against all claims, losses, costs, damages, or expenses arising out of or from any accident or other occurrence on or about the Demised Premises causing injury to any person or property, whomsoever or whatsoever, and will protect, indemnify, and save and keep harmless the Lessor against and from any and all claims and

against and from any and all losses, costs, damages, or expenses arising out of any failure of Lessee in any respect to comply with and perform all the requirements and provisions of this Lease.

12. **Fire and Extended Coverage Insurance**. Lessee agrees that it will maintain at all times during the Term of this Lease with respect to the Demised Premises, and all portions thereof, including, but not limited to, all of Lessee's trade fixtures, furnishings, wall coverings, floor coverings, carpeting, drapes, equipment, and all other items of personal property located within the Demised Premises, insurance against loss or damage by fire, the so-called extended coverage casualties, vandalism and malicious mischief, and sprinkler leakage (if there shall be a sprinkler system), and such other casualties as may be requested by an institutional or governmental lender holding a mortgage upon the Demised Premises. All insurance required by this section shall be in an amount not less than the full replacement value of the Demised Premises and other property required to be covered. The policies of such insurance shall name Lessor and Lessee as insureds, as their interests may appear, and shall be payable in case of loss to the holders of any mortgages upon the Demised Premises, as their interests may appear. The policies shall provide that they will not be canceled, terminated, or changed without written notice having been given to Lessor, Lessee, and any mortgagee at least thirty (30) days prior to such cancellation, termination, or change. Subject to the consent of said mortgagees, the proceeds shall be paid over to Lessee and used as hereinafter provided. The policy or policies shall also provide that losses payable shall be payable notwithstanding any act or negligence of any named insured. Such insurance shall be written by responsible insurance companies authorized to do business in the State of Ohio and acceptable to Lessor and Lessor's mortgagee.

If the Demised Premises, or any part thereof, shall be damaged or destroyed by fire, the elements, or other casualty, then Lessee shall give written notice thereof to Lessor and, except as hereinafter provided, Lessee shall promptly thereafter repair or restore the Demised Premises to substantially the same condition they were in immediately prior to the casualty. The repair or restoration shall not be performed unless the plans and specifications prepared by Lessee therefor and the contractor or contractors designated by Lessee therefor shall have been approved, in writing, by Lessor, which approval Lessor agrees not to delay or withhold unreasonably. Lessee shall not be entitled to any abatement or reduction in Rent. Subject to the consent of any mortgagee on the Demised Premises, all insurance proceeds recovered on account of any damage or destruction by fire, the elements, or other casualty shall be paid over to Lessee and made available for the payment of the cost of the aforesaid repair or restoration; provided, however, that the lenders holding mortgages on the Demised Premises may elect to have such insurance proceeds deposited in escrow, with instructions to the escrow holder that the escrow holder shall disburse the same to the Lessee as the work of repair or restoration progresses, upon certificates of the architect or engineer supervising the repair or restoration that the disbursements then requested, plus all previous disbursements made from said insurance proceeds, do not exceed the cost of the repair and restoration already completed and paid for, and that the balance in the escrow funds

is sufficient to pay for the estimated cost of completing the repair and restoration. If the insurance proceeds shall be less than the cost of the repair or restoration, Lessee shall pay the excess cost.

13. **Condemnation or Appropriation.** If, after the execution of this Lease or any extension or renewal hereof, any portion of the Demised Premises shall be appropriated or condemned under the power of eminent domain or by any competent authority, such taking or appropriation shall not render this Lease void, except that if the amount taken makes the Demised Premises untenantable, then this Lease shall become void from the time when possession thereof is taken as a result of such proceedings, and the Lessee shall pay all rents and perform and observe all other covenants hereof up to the time when possession is taken.

In the event that only a portion of the Demised Premises is taken as a result of such proceedings, then Lessee, with all reasonable dispatch, shall repair the remaining portion of the Demised Premises so as to restore the same to a complete architectural unit, and there shall be no abatement of Rent during and after said restoration.

14. **Mechanic's Lien.** Any mechanic's lien filed against the Demised Premises for work claimed to have been done or for materials claimed to have been furnished to the Lessee shall be discharged by the Lessee within twenty (20) days after filing by bonding or as provided or required by law or in any other lawful manner, and upon final determination of the validity of such lien or claim, Lessee shall forthwith pay any final judgment rendered against it, and shall have such lien released without cost to Lessor.

15. **Access to Demised Premises.** Lessor, its agents and employees, shall have access to the Demised Premises at all reasonable times for the purpose of inspecting and examining the same, without the same being construed as an eviction of Lessee in whole or in part.

16. **Property in the Demised Premises.** All of Lessee's personal property of every kind or description which may at any time be in the Demised Premises shall be there at Lessee's sole risk, and Lessor shall not be liable for any damage to said property or loss suffered by the business or occupation of Lessee caused by water from any source whatsoever or from the bursting, overflowing, or leaking of sewage or steam pipes or from the heating or plumbing fixtures or from electric wires or from acts of third parties caused in any manner whatsoever.

17. **Assignment and Subleasing.** Lessee shall be without right to assign this Lease or the Demised Premises or sublet the same in whole or in part without the prior written consent of the Lessor first having been obtained, which consent shall not be unreasonably withheld; nor shall there be an assignment of this Lease by operation of law. Any assignment or subletting, even with the approval of the Lessor, shall not release the Lessee from liability hereunder.

18. **Right of Lessor to Perform Lessee's Covenants.** Lessor shall have the right at any time, after ten (10) days written notice to Lessee (or without notice in case of any emergency or in case any fine, penalty, interest, or cost may otherwise be imposed), to make any payment or perform any act

required by Lessee under any provision in this Lease, and in exercising such right, to incur necessary and incidental costs and expenses. Nothing herein shall imply any obligation on the part of Lessor to make any payment or perform any act required of the Lessee, and the exercise of the right so to do shall not constitute a release of any obligation or a waiver of any default.

All payments made and all costs and expenses incurred in connection with any exercise of such right shall be reimbursed by the Lessee within ten (10) days after such payment, together with interest at the Prime Lending Rate as stated in *The Wall Street Journal* from the respective date of the making of such payments or the incurring of such costs and expenses. In addition to any other rights and remedies available to Lessor, Lessor shall have, in respect to Lessee's failure to make reimbursement of any amount as aforesaid, the same rights and remedies as in the case of a default by the Lessee in the payment of Rent.

19. **Default by Lessee.** In the event that Lessee:

A. **Monetary Defaults:** Fails or refuses to pay any Rent or sums payable as additional Rent at the time and place specified herein and such default should continue for more than ten (10) days; or

B. **Other Defaults:** Fails or refuses to keep and perform any of the other Lessee agreements in this Lease and such default shall continue for more than ten (10) days after written notice thereof is sent by Lessor to Lessee (provided, however, if the cause of such default involves matters reasonably requiring more than ten (10) days to correct or cure, Lessee will be deemed in compliance with the notice so long as Lessee has commenced appropriate corrective action within said ten (10) days and is diligently prosecuting completion thereof); or

C. **Habitual Defaults:** Shall repeatedly be late in the payment of Rent or sums payable as Rent, or shall repeatedly default in the keeping of any of Lessee's other agreements herein contained to be kept by Lessee (provided notice of such nonpayment or other defaults shall have been given to Lessee as herein provided, but irrespective of whether or not Lessee shall have timely cured any such nonpayment or other defaults of which notice was given);

then Lessor may re-enter and take possession of the Demised Premises, remove Lessee's personal property therefrom and store the same at Lessee's expense, and relet the Demised Premises or any part thereof on such terms, conditions, and rentals as Lessor may deem proper, and apply the proceeds that may be obtained from said reletting, after deduction of all reletting costs, including without limitation, charges for said removal, storage, remodeling, repairs, leasing commissions, and legal fees, to the Rents and sums payable as Rent hereunder which may remain unpaid; or, at Lessor's option, Lessor may terminate and cancel this Lease, in which event Lessee agrees to promptly pay to Lessor all of the aforesaid reletting costs and Rent and other sums remaining unpaid on the date of such termination. If this Lease is terminated by Lessor or if Lessor re-enters the Demised Premises pursuant to this Section, Lessee shall, nevertheless, remain liable for any Rent and other sums which, but for such termination or re-entry, would have become due during the remainder of the Term, and all reasonable costs, fees, and

expenses incurred by Lessor in pursuit of the collection of the aforementioned, and Lessor is hereby empowered by Lessee to institute a proceeding against Lessee for the entire amount of unpaid Rent and other sums that are due and payable for and during the balance of the Term. All rights and remedies of Lessor specified herein are cumulative and none shall exclude any other rights or remedies allowed by law or equity.

20. **Waiver of Lessee's Default.** No waiver of any covenant or condition or of the breach of any covenant or condition of this Lease shall be taken to constitute a waiver of any subsequent breach of such covenant or condition nor to justify or authorize the non-observance on any other occasion of the same or of any other covenant or condition hereof, nor shall the acceptance of Rent by Lessor at any time when Lessee is in default under any covenant or condition hereof, be construed as a waiver of such default or of Lessor's right to terminate this Lease on account of such default, nor shall any waiver or indulgence granted by Lessor to Lessee be taken as an estoppel against Lessor.

21. **Subordination and Compliance with Lender Requirements.** This Lease is and shall be subject and subordinate to any mortgage or other lien created by Lessor, whether presently existing or hereinafter arising upon the Demised Premises and to any renewals, refinancing, and extensions thereof. Lessor is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, or any other lien now existing or hereinafter placed upon the Demised Premises, and Lessee agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Lessor may request. If Lessee should fail to execute any subordination or other agreement required hereunder as requested, then Lessee hereby irrevocably constitutes Lessor as its Attorney-in-Fact to execute such instrument in Lessee's name, place, and stead, it being agreed that such power is one coupled with an interest.

Lessee agrees that it will from time to time upon request by Lessor, execute and deliver to such persons as Lessor shall request, a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which Rent and other charges payable under this Lease have been paid, stating that the Lessor is not in default hereunder (or if Lessee alleges a default, stating the nature of such alleged default) and further stating such other matters as Lessor or its mortgagee shall reasonably require, including biographical and financial information of the Lessee.

22. **Waiver of Subrogation Rights.** Neither Lessor nor Lessee shall be liable to the other for any loss or damage to the Demised Premises resulting from any of the perils insured under any and all policies of fire and extended coverage insurance maintained by Lessor and Lessee, caused by their negligence or that of any of their agents, employees, licensees, invitees, or contractors, but only to the extent of the recovery, if any, under any such policy or policies of insurance; provided, however, that this waiver shall be null and void to the extent that any such insurance shall be invalidated by reason of this waiver.

23. **Environmental – Hazardous Substances.** Lessee shall not cause or permit any Hazardous Substance, except for such Hazardous Material necessary for the operations of Lessee's business, to be used, stored, generated, or disposed of on or in the Demised Premises by Lessee, Lessee's agents, employees, contract ors, or invitees, without first obtaining Lessor's written consent. Lessor shall have sole discretion to permit or deny such consent, and may impose any conditions it deems necessary prior to granting such consent. As used herein, "Hazardous Substance" means any substance or material that is toxic, ignitable, reactive, or corrosive, and that is now or hereafter regulated by any local government, the state in which the Demised Premises are located, or the United States Government, or any agency thereof under and pursuant to any laws now in existence or hereafter created, or any rules and/or regulations issued or promulgated thereunder. "Hazardous Substance" includes any and all materials or substances that are defined as "hazardous waste," "extremely hazardous waste," or a "hazardous substance" pursuant to state, federal, or local governmental law. The term "Hazardous Materials necessary for the operations of Lessee's business" means such materials defined as being a "hazardous substance" which will be sold by the Lessee in the normal course of its business as goods for consumption by consumers.

Lessee shall not discharge, leak or emit, or permit to be discharged, leaked or emitted, any material into the atmosphere, ground, sewer system, or any body of water, if that material (as is reasonably determined by the Lessor, or any governmental authority) does or may pollute or contaminate the same, or may adversely affect (a) the health, welfare, or safety of persons, whether located on the Demised Premises or elsewhere, or (b) the condition, use, or enjoyment of any other real or personal property constituting a part of the Demised Premises.

24. **Exoneration of Individuals.** The Lessor or any successor in interest that may be an individual, joint venture, firm, or partnership, shall not be subject to personal liability on such individual nor on the members of such joint venture, firm, or partnership in respect to any of the covenants or conditions of this Lease. Lessee shall look solely to the equity of the Lessor in the Demised Premises, and the rents, issues, and profits derived therefrom for the satisfaction of the remedies of the Lessee in the event of a breach by the Lessor.

25. **Quiet Enjoyment.** Lessor covenants and warrants to Lessee that during the Term of this Lease, if Lessee is not in default hereunder, Lessee's quiet and peaceable enjoyment of the Demised Premises shall not be disturbed nor interfered with.

26. **Invalidity of a Particular Provision.** If any term or provision of this Lease shall to any extent be deemed invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the fullest extent provided by law.

27. **Governing Law.** All matters pertaining to this Lease shall be governed by the laws of the State of Ohio.

28. **Successors and Assigns.** All warranties, covenants, and agreements herein shall inure to the benefit of and be binding upon the heirs, devisees, executors, administrators, successors, and assigns of Lessor and Lessee.

In Witness Whereof, the parties have hereunto executed this Lease on the day and year above set forth.

Witnesses:

MARCK'S REAL ESTATE, a sole proprietorship

[Signature]

SHERYL A. ZINZ [Print Name]

[Signature]

Staci R Gurney [Print Name]

By: Russell A. Haehn

"LESSOR"

Witnesses:

W.W. CYCLES, INC., an Ohio Corporation

[Signature]

SHERYL A. ZINZ [Print Name]

[Signature]

Staci R Gurney [Print Name]

By: Phil Andrews, Manager

This Instrument Prepared By:

Stuart A. Strasfeld, Esq.
ROTH, BLAIR, ROBERTS, STRASFELD & LODGE
600 City Centre One, 100 Federal Plaza East
Youngstown, OH 44503-1893

EXHIBIT "A"

THE FOLLOWING TAX PARCELS:

PARCEL NO. 13-028-0-011.01-0 13.313 ACRES
PARCEL LOCATION: 13174 SR 62
PARECEL DESCRIPTION: SEC 34

PARCEL NO. 13-028-0-008.00-0 2.250 ACRES
PARCEL LOCATION: 13134 SR 62
PARCEL DESCRIPTION: LOT1, 260 X 377,
ALAN COPE PLAT #1

PARCEL NO. 13-028-0-009.00-0 2.050 ACRES
PARCEL LOCATION: 12154 SR 62
PARCEL DESCRIPTION: LOT 1, 100 X 892.20,
GOLDIE CLAYTON PL 1

ALL BUILDINGS AND STRUCTURES AS SEEN IN THE ATTACHED PHOTOGRAPHS.